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                              AMENDED AND RESTATED
                      NON-QUALIFIED STOCK OPTION AGREEMENT


     RADISH COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the "Company") and Robert Baden (the "Optionee") hereby enter into this Agreement pursuant to which the Company reaffirms its grant to Optionee of a non-qualified stock option to purchase shares of common stock ("Common Stock") of the Company on the terms and conditions contained herein (the "Option").

                                    RECITALS

     WHEREAS, Optoinee and Radish Communications Systems, Inc., a Colorado corporation and the Company's predecessor in interest ("Radish Colorado"), had entered into that certain Stock Option dated March 13, 1991 (the "Original Agreement") pursuant to which Optionee was granted a non-qualified stock option to purchase shares of Common Stock of Radish Colorado (the "Original Option").

     WHEREAS, certain terms of the Original Option were either ambiguous or to be determined by subsequent events, which events did not occur as contemplated.

     WHEREAS, the Company and Optionee desire to enter into this Agreement, which supersedes, amends and restates the Original Agreement in its entirety.

     1.   Grant and Number of Options.
          ---------------------------

          This Option permits Optionee to purchase 40,000 shares of the Company's Common Stock, and was granted pursuant to the terms of that certain Agreement for Consulting Services dated February 1, 1991 by and among the Company and Optionee. Optionee agrees and acknowledges that the number of shares set forth in this Section 1 is the full number of shares of Common Stock granted to Optionee, as determined pursuant to the terms of the Original Option.

     2.   Exercise Price of Options.
          -------------------------

          The exercise price of the Option shall be $.125 per share.

     3.   Exercise of Option.
          ------------------

          The Option shall be immediately exercisable.

     4.   Method of Exercise.
          ------------------

          This Option shall be exercisable by written notice in the form attached hereto which shall state the election to exercise the Option, the number of shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's

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investment intent with respect to such shares as may be required by the Company.
Such written notice, a form of which is attached hereto as Exhibit A, shall be signed by the Optionee and shall be delivered in person or by certified mail to the President of the Company prior to the expiration of the term of the Option as set forth in Section 7 below, accompanied by full payment of the purchase price in cash. The certificate or certificates for the shares as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     5.   Restrictions on Exercise.
          ------------------------

          This Option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company as may be required by any applicable law or regulation.

     6.   Non-Transferability of Option.
          -----------------------------

          This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by Optionee; provided, however, that if Optionee becomes legally disabled, Optionee's legal representative may exercise the Option on his or her behalf, and if Optionee dies, the estate or other person who acquired the right to exercise the option by bequest or inheritance may exercise the option. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     7.   Term of Option.
          --------------

          This Option may not be exercised after March 31, 1997, and may be exercised during such term only in accordance with the terms of this Agreement.

     8.   Rights of Optionee.
          ------------------

          No person shall have any rights as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate(s) for the shares for which the Option has been exercised. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued.

     9.   Administration of Option.
          ------------------------

          Optionee represents that he or she is familiar with the terms and provisions hereof, and hereby accepts this Option subject to all terms and provisions of this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

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     10.  Notice of Stock, Split, Etc.
          ----------------------------

          The Company shall give Optionee 30 days prior written notice of any stock dividend, stock split, reverse stock split or similar action which increases or decreases the outstanding Common Stock of the Company.

     11.  Notice of Merger, Sale of Assets, Etc.
          --------------------------------------

          The Company shall give Optionee 30 days' prior written notice of any merger, liquidation, sale of all or substantially all of the Company's assets or other similar transaction.

     12.  Notice.
          ------

          Notice hereunder shall be deemed to have been given on the date it is deposited in first class U.S. Mail, postage prepaid, and mailed to Optionee at the address maintained by the Company for Optionee.

     Dated:  September 1, 1993

                              RADISH COMMUNICATIONS SYSTEMS, INC.


                              By: /s/ David Klein
                                  --------------------------
                                  Its:  President & CEO



                              OPTIONEE:

                              Robert D. Baden
                              ------------------------------
                              (Printed Name of Optionee)

                              /s/ Robert D. Baden
                              ------------------------------
                              (Signature of Optionee)

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